Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 432-620-5516

FOR IMMEDIATE RELEASE		Jack Lascar/Sheila Stuewe DRG&E / 713-529-6600
BASIC ENERGY SERVICES REPORTS SELECTED
OPERATING DATA FOR JANUARY 2006
     MIDLAND, Texas – February 13, 2006 – Basic Energy Services, Inc. (NYSE: BAS) today reported selected operating data for the month of January 2006. During the month, the Company added two newbuild rigs and retired one rig, which brings its well servicing rig count to 324 as of January 31, 2006. Rig hours for the month of January 2006 were 66,900, reflecting a rig utilization rate of 86.6%, up from 82.7% for the same month in 2005. The sequential increase in the rig utilization rate from the 82.5% recorded in December 2005 reflects continued strength in the oil and gas servicing industry as well as a return to normal work schedules following the holiday-impacted months of November and December.
OPERATING DATA

	Month ended
	January 31,		December 31,
	2006	2005	2005
Number of well servicing rigs:(1)
Weighted average for period	324	289	320
End of period	324	289	323

Rig hours (000s)	66.9	56.9	62.9
Rig utilization rate(2)	86.6%	82.7%	82.5%

Number of fluid service trucks:
Weighted average for period	479	429	478
End of period(3)	538	444	477

(1)	Includes all rigs owned during periods presented and excludes rigs held for sale.

(2)	Rig utilization rate based on the weighted average number of rigs owned during the periods being reported and a 55-hour work week per rig.

(3)	January 2006 includes 57 fluid service trucks of the total 67 truck fleet acquired from LeBus Oil Field Service Co. that closed on January 31, 2006.
Basic Energy Services, with a fleet of more than 300 well servicing rigs, provides a range of well site services to oil and gas drilling and producing companies throughout the major oil and gas regions in Texas, Louisiana, Oklahoma, New Mexico and the Rocky Mountain States.
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